Hudson Pacific Properties, Inc. Announces Third Quarter 2012 Financial Results

Los Angeles, CA, November 5, 2012 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2012.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended September 30, 2012 totaled $10.5 million, or $0.21 per diluted share, compared to FFO (excluding specified items) of $9.0 million, or $0.25 per share, a year ago. The specified items for the third quarter of 2012 consisted of expenses associated with the acquisition of the Olympic Bundy Media Campus in West Los Angeles of $0.5 million, or $0.01 per diluted share. Specified items for the third quarter of 2011 consisted of expenses associated with the acquisitions of 604 Arizona in Santa Monica, 275 Brannan Street in San Francisco and 625 Second Street in San Francisco, of $0.8 million, or $0.02 per diluted share. FFO including the specified items totaled $10.1 million, or $0.20 per diluted share, for the three months ended September 30, 2012, compared to $8.2 million, or $0.23 per share, a year ago.

The Company reported a net loss attributable to common shareholders of $3.4 million, or $(0.07) per diluted share, for the three months ended September 30, 2012, compared to net loss attributable to common shareholders of $2.7 million, or $(0.08) per diluted share, for the three months ended September 30, 2011.

“The third quarter was characterized by the completion of important acquisition and financing transactions and critical leasing activity culminating with the execution of significant leases shortly following the quarter," said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. "During the quarter, we completed our previously announced acquisition of the Olympic Bundy Media Campus in Los Angeles and replaced our $200.0 million secured revolving credit facility with a $250.0 million unsecured revolving credit facility. The pace of leasing activity also remained strong not only with the execution of 148,048 square feet of new and renewal leases in the quarter, but with the fruit of third quarter efforts realized subsequent to the end of the period, including the execution of a 246,078 square foot lease with Square, Inc. at our 1455 Market Street property and 17,521 square feet lease with Hotel Tonight, Inc. at our 901 Market Street property."

Third Quarter Highlights

•	FFO (excluding specified items) of $10.5 million, or $0.21 per diluted share, compared to $9.0 million, or $0.25 per share, a year ago;

•	Completed the acquisition of the Olympic Bundy Media Campus in West Los Angeles for $89.0 million;

•	Completed new and renewal leases totaling 148,048 square feet;

•	Stabilized office portfolio leased rate of 93.3% at September 30, 2012 (excluding non-stabilized properties of 275 Brannan Street, 10900 Washington, 901 Market Street, and Olympic Bundy Media Campus);

•	Entered into a new $250.0 million unsecured revolving credit facility, replacing the Company's previous $200.0 million secured revolving credit facility at more favorable terms;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended September 30, 2012

Total revenue during the quarter increased 13.9% to $42.1 million from $36.9 million for the same quarter a year ago. The increase in total revenue was primarily attributable to a $5.5 million increase in rental revenue to $29.6 million and a $1.0 million increase in parking and other revenue to $2.6 million, largely resulting from the acquisition of office properties during the second half of 2011 and second and third quarters of 2012, and higher rental revenue at the Company's media and entertainment properties resulting from higher occupancy, all partially offset by a $1.2 million decrease in tenant recoveries to $5.4 million, stemming from a combination of factors discussed below.

Total operating expenses increased 15.0% to $37.7 million from $32.8 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $2.5 million increase in depreciation and amortization to $13.6 million and a $0.3 million increase in office operating expenses to $13.0 million, in both cases primarily attributable to office properties acquired during the second half of 2011 and second and third quarters of 2012, a $1.3 million increase in general and administrative expenses to $4.2 million, and a $0.8 million increase in media and entertainment operating expenses to $6.9 million, resulting from higher occupancy at the Company’s media and entertainment properties compared to the same quarter a year ago.

As a result, income from operations increased 5.4% to $4.4 million for the third quarter of 2012, compared to income from operations of $4.1 million for the same quarter a year ago.

Interest expense during the third quarter increased 10.8% to $4.5 million, compared to interest expense of $4.1 million for the same quarter a year ago. At September 30, 2012, the Company had $359.5 million of notes payable, compared to $350.3 million as of June 30, 2012 and $298.7 million at September 30, 2011.

Segment Operating Results For The Three Months Ended September 30, 2012

Office Properties

Total revenue at the Company’s office properties increased 16.2% to $31.1 million from $26.7 million for the same quarter a year ago. The increase was primarily the result of a $4.6 million increase in rental revenue to $23.6 million, and a $1.0 million increase in parking and other revenue to $2.6 million, largely resulting from the acquisition of office properties during the second half of 2011 and second and third quarters of 2012, partially offset by a $1.2 million decrease in tenant recoveries to $5.0 million resulting from a combination of factors, including abatements with Bank of America at 1455 Market pending commencement of the lease with the Metro Transit Authority, lease expirations at Rincon Center, and a reconciliation for prior period recoveries at our First Financial property, among other items.

Office property operating expenses increased 2.0% to $13.0 million from $12.8 million for the same quarter a year ago. The increase was primarily the result of office properties acquired during the second half of 2011 and second and third quarters of 2012.

At September 30, 2012, the Company’s office portfolio was 87.0% leased, including the approximately 51,710 square-foot vacant 275 Brannan, approximately 9,919 square-foot vacant 10900 Washington, approximately 212,319 square-foot recently acquired 901 Market Street, and approximately 241,427 square-foot recently acquired Olympic Bundy Media Campus properties, which the Company is in the process of renovating in anticipation of new tenancy. During the quarter, the Company executed 16 new and renewal leases totaling 148,048 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 8.1% to $11.0 million from $10.2 million for the same quarter a year ago. The increase was primarily the result of a $0.9 million increase in rental revenue to $6.1 million resulting from higher occupancy compared to the same quarter a year ago.

Total media and entertainment operating expenses increased 13.2% to $6.9 million from $6.1 million for the same quarter a year ago, primarily as a result of higher operating expenses associated with higher occupancy and, to a lesser extent, higher ground rent under a ground lease for a portion of our Sunset Gower property.

As of September 30, 2012, the trailing 12-month occupancy for the Company’s media and entertainment portfolio decreased to 71.0% from 73.1% for the trailing 12-month period ended September 30, 2011, but trailing 3-month occupancy significantly improved over the second quarter of 2012, with occupancy reaching 77.0% for quarter ended September 30, 2012, up from 71.5% for the quarter ended June 30, 2012.

Combined Operating Results For The Nine Months Ended September 30, 2012

For the first nine months of 2012, total revenue was $120.9 million, an increase of 15.0% from $105.1 million in the same period the prior year. Total operating expenses were $108.4 million, an increase of 18.2% from $91.7 million in the same period a year ago. As a result, income from operations was $12.5 million, compared to income from operations of $13.4 million for the same period a year ago. The Company had $0.8 million of acquisition-related expense during the first nine months of 2012, compared to acquisition-related expense of $0.8 million for the same period a year ago. Interest expense during the first nine months of 2012 increased 5.5% to $14.0 million from $13.2 million in the same period of 2011.

Balance Sheet

At September 30, 2012, the Company had total assets of $1.3 billion, including unrestricted cash and cash equivalents of $27.3 million. At September 30, 2012, the Company had total capacity of approximately $202.2 million on its $250.0 million unsecured credit facility, of which $10.0 million had been drawn.

Acquisitions

On September 5, 2012, the Company completed the acquisition of the Olympic Bundy Media Campus located at 1901, 1925 and 1933 South Bundy Drive and 12333 West Olympic Boulevard in Los Angeles. The total purchase price for the property was $89.0 million. The Olympic Bundy Media Campus consists of 11.55 acres, with four existing buildings totaling approximately 241,427 square feet. Approximately 53,152 square feet of the project is currently leased through May 2013 to the Rubicon Project, an online advertising technology company. The remaining 188,275 square feet of space is scheduled to be renovated for best-in-class creative office use by early 2014 to capitalize on West Los Angeles' growing technology, entertainment and media tenant demand.

Financings

During the third quarter, the Company replaced its $200.0 million secured revolving credit facility with a $250.0 million unsecured revolving credit facility with a group of lenders for which Wells Fargo Bank, N.A. acted as administrative agent and its affiliate acted as joint lead arranger, Bank of America, N.A. acted as joint lead arranger and, together with Barclays Capital, acted as joint syndication agent, and Keybank National Association acted as documentation agent. Hudson Pacific Properties, L.P. is the borrower under our new unsecured revolving credit facility. The facility is required to be guaranteed by the Company and all of its subsidiaries that own unencumbered properties. The facility includes an accordion feature that allows the Company to increase the availability by $150.0 million, to $400.0 million, under specified circumstances and subject to receiving commitments from lenders.
The facility bears interest at a rate per annum equal to LIBOR plus 155 basis points to 220 basis points, depending on the Company's leverage ratio. If the Company obtains a credit rating for its senior unsecured long term indebtedness, it may make an irrevocable election to change the interest rate for the facility to a rate per annum equal to Libor plus 100 basis points to 185 basis points, depending on the credit rating. The facility is subject to a facility fee in an amount equal to the Company's unused commitments multiplied by a rate per annum equal to 25 basis points to 35 basis points, depending on usage of the facility, or, if the Company makes the credit rating election, in an amount equal to the aggregate amount of the Company's commitments multiplied by a rate per annum equal to 15 basis points to 45 basis points, depending upon the credit rating. The amount available to borrow under the facility is subject to compliance with various covenants more fully described in the Company's 10-Q quarterly report for the third quarter of 2012. The facility also includes certain limitations on dividend payouts and distributions, limits on certain types of investments outside of our primary business, and other customary affirmative and negative covenants. Our ability to borrow under the facility is subject to continued compliance with these covenants. As of the end of the third quarter, the Company had the ability to borrow up to $202.2 million, of which $10.0 million had been drawn.
Financings (subsequent to end of third quarter)

On October 9, 2012, the Company closed a three-year loan with Wells Fargo Bank, National Association, secured by the Company's 275 Brannan property, which upon full disbursement, will total $15.0 million. The loan bears interest at LIBOR plus 200 basis points and will mature on October 5, 2015, provided, that the Company may extend such maturity for one additional year subject to satisfaction of certain conditions. Proceeds from the loan are expected to be used to fund base building, tenant improvement, and leasing commission costs associated with the renovation and lease-up of this property.

On October 30, 2012, the Company closed a four-year loan with Wells Fargo Bank, National Association, secured by the Company's 901 Market Street property, $49.6 million of which was funded at closing, with an additional $11.9 million available to fund base building, tenant improvement, and leasing commission costs associated with the renovation and lease-up of this property. Upon full disbursement, the loan will total $61.5 million. The loan bears interest at LIBOR plus 225 basis points, until such time as the property achieves a trailing six month 9.0% debt yield, at which time interest is reduced to LIBOR plus 200 basis points. The loan will mature on October 31, 2016, provided, that the Company may extend such maturity for one additional year subject to satisfaction of certain conditions.

Leasing Activities (Subsequent to end of third quarter)

On October 19, 2012, the Company signed a new lease at its 1455 Market Street property to Square, Inc., a leading electronic payment service provider that enables credit card payments through mobile devices. This new lease encompasses 246,078 square feet of initial occupancy, and includes an expansion option for an additional 81,354 square feet, for a combined 327,432 square feet of occupancy. With respect to the 246,078 square feet of initial occupancy, 181,805 square feet is scheduled for commencement in early 2013, 15,741 square feet is scheduled for commencement in July, 2013, and the remaining 48,532 square feet is scheduled for commencement in early 2014. Square has the option to take an additional 81,354 square feet with a scheduled commencement in early 2014, which upon exercise, would result in a combined 327,432 square foot lease. The 246,078 square feet backfills 206,760 square feet of space occupied by the project's largest tenant and takes an additional 39,318 square feet of currently vacant space. The exercise of the 81,354 square foot option would result in the backfill of a total of 288,114 square feet of space currently occupied by the project's largest tenant.

On October 10, 2012, the Company signed a new lease at its 901 Market Street property to Hotel Tonight, Inc., a leading online hotel room reservation company. This new lease encompasses 17,521 square feet for a term of six years, with an expected commencement in December, 2012.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the third quarter of 2012. Both dividends were paid on October 1, 2012 to stockholders of record on September 20, 2012.

2012 Outlook

The Company is reaffirming full-year 2012 FFO guidance in the range of 0.83 to $0.87 (excluding specified items) per diluted share. This guidance reflects completed acquisitions, including the acquisition of the Olympic Bundy Campus, but excludes acquisition-related expenses associated with acquisitions, and reflects and the financing and leasing activity referenced in this release, including the terms of the $250.0 million unsecured revolving credit facility. This guidance also reflects the Company's FFO for the nine months ended September 30, 2012 of $0.68 (excluding specified items) per diluted share outstanding over that nine-month period. The full-year 2012 FFO estimates reflect management's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2012 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call today to discuss the results at 1:30 p.m. PST / 4:30 p.m. EST. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 401595. International callers should dial (201) 689-8560 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company's Web site. For those unable to participate during the live broadcast, a replay will be available beginning November 5, 2012, at 4:30 p.m. PST / 7:30 p.m. EST, through November 12, at 8:59 p.m. PST / 11:59 p.m. EST. To access the replay, dial (877) 870-5176 and use passcode 401595. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company's results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company's FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company's portfolio consists of approximately 6.0 million square feet (including undeveloped land). The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-

looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 14, 2012, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	September 30, 2012	December 31, 2011
ASSETS
REAL ESTATE ASSETS
Land	$464,693	$368,608
Building and improvements	696,003	601,812
Tenant improvements	68,213	69,021
Furniture and fixtures	11,660	11,536
Property under development	19,080	9,527
Total real estate held for investment	1,259,649	1,060,504
Accumulated depreciation and amortization	(75,892)	(53,329)
Investment in real estate, net	1,183,757	1,007,175
Cash and cash equivalents	27,288	13,705
Restricted cash	10,697	9,521
Accounts receivable, net	8,833	8,963
Notes receivable	4,000	—
Straight-line rent receivables	14,047	10,801
Deferred leasing costs and lease intangibles, net	74,389	84,131
Deferred finance costs, net	6,331	5,079
Interest rate contracts	92	164
Goodwill	8,754	8,754
Prepaid expenses and other assets	6,630	4,498
TOTAL ASSETS	$1,344,818	$1,152,791

LIABILITIES AND EQUITY
Notes payable	$359,454	$399,871
Accounts payable and accrued liabilities	22,882	12,469
Below-market leases	28,714	22,861
Security deposits	5,974	5,651
Prepaid rent	7,143	10,795
TOTAL LIABILITIES	424,167	451,647

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares and 3,500,000 shares outstanding at September 30, 2012 and December 31, 2011, respectively	145,000	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 47,219,875 shares and 33,840,854 shares outstanding at September 30, 2012 and December 31, 2011, respectively	472	338
Additional paid-in capital	730,783	552,043
Accumulated other comprehensive (deficit) income	(1,283)	(883)
Accumulated deficit	(24,709)	(13,685)
Total Hudson Pacific Properties, Inc. stockholders’ equity	850,263	625,313
Non-controlling common units in the Operating Partnership	57,913	63,356
TOTAL EQUITY	908,176	688,669
TOTAL LIABILITIES AND EQUITY	$1,344,818	$1,152,791

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011
Revenues
Office
Rental	$23,551	$18,950	$68,522	$54,285
Tenant recoveries	4,969	6,206	15,942	16,130
Parking and other	2,545	1,580	7,103	5,989
Total office revenues	31,065	26,736	91,567	76,404

Media & entertainment
Rental	6,075	5,188	17,331	16,260
Tenant recoveries	406	402	1,071	1,261
Other property-related revenue	4,476	4,579	10,797	11,092
Other	44	12	146	111
Total media & entertainment revenues	11,001	10,181	29,345	28,724

Total revenues	42,066	36,917	120,912	105,128

Operating expenses
Office operating expenses	13,042	12,785	38,176	32,592
Media & entertainment operating expenses	6,934	6,123	17,993	17,073
General and administrative	4,157	2,844	12,822	9,052
Depreciation and amortization	13,582	11,036	39,422	33,023
Total operating expenses	37,715	32,788	108,413	91,740

Income from operations	4,351	4,129	12,499	13,388

Other expense (income)
Interest expense	4,511	4,073	13,977	13,245
Interest income	(142)	(36)	(149)	(67)
Acquisition-related expenses	455	762	815	762
Other expenses (income)	(199)	133	(109)	368
	4,625	4,932	14,534	14,308

Net loss	$(274)	$(803)	$(2,035)	$(920)

Less: Net income attributable to preferred stock and units	(3,231)	(2,027)	(9,693)	(6,081)
Less: Net income attributable to restricted shares	(69)	(53)	(226)	(177)
Less: Net income attributable to non-controlling interest in consolidated real estate entities	—	—	—	(803)
Add: Net loss attributable to common units in the Operating Partnership	179	211	704	698
Net loss attributable to Hudson Pacific Properties, Inc. common shareholders	$(3,395)	$(2,672)	$(11,250)	$(7,283)
Net loss attributable to common shareholders’ per share - basic and diluted	$(0.07)	$(0.08)	$(0.28)	$(0.26)
Weighted average shares of common stock outstanding - basic and diluted	46,668,862	33,146,334	39,945,249	28,126,546
Dividends declared per common share	$0.125	$0.125	$0.375	$0.375

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(274)	$(803)	$(2,035)	$(920)
Adjustments:
Depreciation and amortization of real estate assets	13,582	11,036	39,422	33,023
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	—	—	(803)
Less: Net income attributable to preferred stock and units	(3,231)	(2,027)	(9,693)	(6,081)
FFO to common shareholders and unit holders	$10,077	$8,206	$27,694	$25,219
Specified items impacting FFO:
Acquisition-related expenses	455	762	815	762
One-time property tax expenses	—	—	918	—
Master Halco termination revenue	—	—	—	(2,744)
Master Halco non-cash write-off	—	—	—	716
FFO (excluding specified items) to common shareholders and unit holders	$10,532	$8,968	$29,427	$23,953

Weighted average common shares/units outstanding - diluted	49,675	36,183	43,140	31,210
FFO per common share/unit - diluted	$0.20	$0.23	$0.64	$0.81
FFO (excluding specified items) per common share/unit - diluted	$0.21	$0.25	$0.68	$0.77